Exhibit 10.33.1

AMENDMENT OF HIRE LETTER AGREEMENT

For good and valuable consideration, the adequacy and receipt of which are hereby mutually acknowledged, and inclusive of the consideration exchanged via the amendments set forth hereinbelow, Single Touch Systems Inc. and James Orsini agree that their hire letter agreement dated March 10, 2011 is amended as follows:

1.  The exercise price per share of the first tranche of stock options (1.5 million Option Shares) shall be the closing market price on May 16, 2011 instead of $0.56 (or instead of .56 cents).

2.  The exercise price per share of the second and third tranches of stock options (1.5 million Option Shares each) shall be $0.90 instead of .90 cents.

3.  James Orsini shall receive an award of shares, in the discretion of Single Touch Systems Inc.’s Board of Directors, under Single Touch Systems Inc.’s 2009 Employee and Consultant Stock Plan in connection with James Orsini’s pre-employment efforts in the interest of Single Touch Systems Inc.

4.   The hire letter agreement shall be governed by and construed in accordance with New Jersey law, instead of California law.  Provided, however, that except with respect to the non-competition provisions in Section 12 of the hire letter agreement, all aspects of James Orsini’s employment relations shall, to the maximum extent permitted by law (given that his place of employment with Single Touch Systems Inc. is to be within the state of New Jersey), be governed by and construed in accordance with California labor and employment law.

5.  James Orsini’s employment (and officer/director status) shall begin on May 16, 2011 immediately after the filing on that date of Single Touch Systems Inc.’s Form 10-Q report with the SEC.

Except as expressly set forth herein, the hire letter agreement remains unchanged and in full force and effect.

Dated:  May 16, 2011

SINGLE TOUCH SYSTEMS INC.

By:	/s/ Anthony Macaluso
Anthony Macaluso, CEO and President

JAMES ORSINI

/s/ James Orsini